Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Redacted information is indicated by a black box between brackets [∎].

Exhibit 6.37

ENERGY EXPLORATION TECHNOLOGIES, INC.

JOINDER TO SERIES B DOCUMENTS

THIS JOINDER TO SERIES B DOCUMENTS (this “Joinder”) is made as of June 30, 2023 by and between ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation (the “Company”), and Elohim-SW Energy Fund (the “Investor”).

RECITALS

For the purpose of issuing and selling up to 13,996,591 shares of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) at a per share price of $4.00 (the “Series B Per Share Price”), the Company, General Motors Ventures LLC (“GMV”) and certain other purchasers entered into that certain Series B Preferred Stock Purchase Agreement, dated as of December 21, 2022 (the “Purchase Agreement”).

The Purchase Agreement, as amended, provides for subsequent closings of the issuance and sale of Series B Preferred Stock to allow investors approved by the Company and GMV to purchase shares of Series B Preferred Stock at the Series B Per Share Price and on the other terms prescribed by the Purchase Agreement (each a “Subsequent Closing”), with the last Subsequent Closing to occur not later than June 30, 2023. All funds shall be received by the Company from Investor no later than July 21, 2023 otherwise this Joinder shall be null and void.

The Company and GMV have approved the Investor as an Additional Investor and the Company and the Investor have agreed to the terms and conditions specific to the purchase by the Investor of Series B Preferred Stock set forth in Section 1.2(b) of the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the Investor further wishes to join such Purchase Agreement and the other applicable documents referenced therein as an “Investor.”

NOW THEREFORE, the Company and the Investor agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

2. Purchase. Subject to the rights and obligations of the Investor and the Company set forth in Section 1.2(b) of the Purchase Agreement and the other terms and conditions in the Purchase Agreement, the Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company, 2,111,611 shares of Series B Preferred Stock for a per share price equal to the Series B Per Share Purchase Price and an aggregate purchase price of $8,446,445 at a Subsequent Closing to be held on the date of this Joinder.

3. Joinder to Series B Documents. By execution hereof, the Investor agrees to and shall as of the date of this Joinder become an Additional Purchaser under the Purchase Agreement and thereby become party to, and bound by (a) the Purchase Agreement, and (b) each of the (a) Amended and Restated Investors’ Rights Agreement, (b) Amended and Restated Right of First Refusal and Co-Sale Agreement, and (c) Amended and Restated Voting Agreement as defined and referenced in and entered into in connection with the Purchase Agreement and each dated as of December 21, 2022 (together with the Purchase Agreement, the “Transaction Agreements”);

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Redacted information is indicated by a black box between brackets [∎].

provided that, the Company shall update the Schedule of Purchasers including the other list of Investors attached to each of the Transaction Agreements. By execution hereof, the Investor acknowledges that the Investor has had the opportunity to review the Transaction Agreements and, the Company and the Investor agree that the Investor’s execution and delivery of this Joinder constitutes delivery of a counterpart signature page to each of the Transaction Agreements by the Investor, which shall be affixed by the Company to each of the applicable Transaction Agreements to evidence the Investor’s entrance therein.

4. Representations and Warranties. The Investor hereby makes each of the representations and warranties set forth in Section 3 of the Purchase Agreement as of the date of this Joinder, mutatis mutandis.

5. Notices. For purposes of the Transaction Documents, the address of Investor shall be the address set forth below the signature of Investor.

6. Counterparts; Electronic Signature. This Joinder may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7. [SIGNATURES ON FOLLOWING PAGE]

2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Redacted information is indicated by a black box between brackets [∎].

The Company and the Investor have executed this Joinder as of the date first set forth above.

COMPANY:

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:
Teague Egan
Its Chief Executive Officer

INVESTOR:

By:
Elohim-SW Energy Fund

By:
Elohim-SW Energy Fund
CEO of Elohim Partners

By:
Elohim-SW Energy Fund
, CEO of SW Investment

Address for Notices:

ENERGY EXPLORATION TECHNOLOGIES, INC.

100 Green Villas Drive, #21, Dorado, PR 00646

Elohim-SW Energy Fund

ENERGY EXPLORATION TECHNOLOGIES, INC.

JOINDER TO SERIES B DOCUMENTS

SIGNATURE PAGE